Exhibit 8.1

June 17, 2014

Board of Directors

Colony Financial, Inc.

2450 Broadway, 6th Floor

Santa Monica, CA 90404

Ladies and Gentlemen:

We are acting as tax counsel to Colony Financial, Inc., a Maryland corporation (the “Company”), in connection with the filing by the Company of the preliminary prospectus supplement dated June 11, 2014 (the “Preliminary Prospectus Supplement”) and the final prospectus supplement dated June 11, 2014 (together with the Preliminary Prospectus Supplement, the “Prospectus Supplement”) relating to the issuance by the Company of $172,500,000 aggregate principal amount of its 3.875% Convertible Senior Notes due 2021 (including $22,500,000 aggregate principal amount to cover the exercise in full of the overallotment option) pursuant to the Company’s automatic shelf registration statement on Form S-3 (File No. 333-187610) filed with the Securities and Exchange Commission on March 29, 2013 (the “Registration Statement”). In connection with the filing of the Company’s Form 8-K on the date hereof (the “June 17th Form 8-K”) we have been asked to provide you with this letter with respect to the discussion included in the Prospectus Supplement under the heading “Additional U.S. Federal Income Tax Considerations.”

Bases for Opinion

The opinion set forth in this letter is based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinions. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Registration Statement.

In rendering this opinion, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinion, including, but not limited to the June 17th Form 8-K, the Prospectus Supplement, the Registration Statement, and such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinion hereinafter set forth

Board of Directors

Colony Financial, Inc.

June 17, 2014

(together, these documents are referred to herein as the “Reviewed Documents”). As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company.

In this regard, we have assumed with your consent the following:

(1)	that (A) all of the representations and statements as to factual matters set forth in the Reviewed Documents are true, correct, and complete as of the date hereof, (B) any representation or statement in the Reviewed Documents made as a belief or made “to the knowledge of” or similarly qualified is true, correct and complete as of the date hereof, without such qualification, (C) each agreement described in the Reviewed Documents is valid and binding in accordance with its terms, and (D) each of the obligations of the Company, and its subsidiaries, as described in the Reviewed Documents, has been or will be performed or satisfied in accordance with its terms;

(2)	the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, the authenticity of the originals from which any copies were made, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate; and

(3)	that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us.

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied may adversely affect the conclusions stated herein.

Opinion

Based upon and subject to the assumptions and qualifications set forth herein, we are of the opinion that the portions of the discussion in the Prospectus Supplement under the caption “Additional U.S. Federal Income Tax Considerations” that describe applicable U.S. federal income tax law are correct in all material respects as of the date hereof.

Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein. In particular, we express no opinion on the Company’s qualification as a real estate investment trust under the Code, the qualification of any entities in which the Company has invested as partnerships for U.S. federal income tax purposes, or any other tax consequences that may apply to the Company or to an investment in the Company’s common stock or convertible notes.

This opinion letter addresses only the specific U.S. federal income tax matters set forth above, as limited and qualified herein, and does not address any other federal, state, local or foreign legal or tax issues.

This opinion letter has been prepared for your use in connection with the filing of the June 17th Form 8-K and speaks as of the date hereof. We assume no obligation by reason of this opinion letter or otherwise to advise you of any changes in our opinion subsequent to the effective date of the June 17th Form 8-K. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

Board of Directors

Colony Financial, Inc.

June 17, 2014

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the June 17th Form 8-K and to the reference to Hogan Lovells US LLP under the caption “Legal Matters” in the Prospectus Supplement, which constitutes part of the Registration Statement. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP